Internal Revenue Service                  Department of the Treasury
                                          Washington, DC  20224

                                          Third Party Communication: None
Index Number:  368.00-00, 368.03-00,      Date of Communication:  Not Applicable
               368.08-06, 368.13-00

                                          Person to Contact:

                                                                        , ID No.

                                          Telephone Number:

                                          Refer Reply To:
                                          CC:CORP:01
                                          PLR-121492-09

                                          Date:
                                          July 15, 2009

LEGEND:

Acquiring Fund                      =

Trust                               =

Target Fund                         =

State A                             =

State B                             =

y                                   =
-

z                                   =
-

Adviser 1                           =

Adviser 2                           =

W                                   =

T%                                  =

X%                                  =



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PLR-121492-09

DATE 1                     =

DATE 2                     =


Dear     :

This letter responds to your representative's letter dated April 20, 2009, requesting rulings as to the federal income tax consequences of a proposed transaction. Additional information was submitted in letters dated June 12, 2009 and July 13, 2009. The material information submitted is summarized below.

Acquiring Fund is a series of Trust, a State A business trust organized on Date 1 and registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company. Acquiring Fund has elected to be treated as a regulated investment company (a "RIC") under ss.ss. 851 through 855 of the Internal Revenue Code (the "Code") and is treated as a separate corporation and separate taxpayer for federal income tax purposes pursuant to ss. 851. Acquiring Fund invests primarily in common stocks and other equity securities of y. Acquiring Fund is advised by Adviser 1 and its investment objective is W.

Target Fund is a State B corporation organized on Date 2 and registered under the 1940 Act as an open-end diversified management investment company. Target Fund has elected to be treated as a RIC under ss.ss. 851 through 855 and is treated as a separate corporation and separate taxpayer for federal income tax purposes pursuant to ss. 851. Target Fund invests primarily in common stocks of
z. However, at all times at least T% of Target Fund's portfolio consists of investments in common stocks of y. Target Fund is advised by Adviser 2 and its investment objective is W.

Prior to the Proposed Transaction described below, Target Fund will dispose of certain holdings of Target Fund that are believed to be under-performing in order to invest in securities of a similar nature which are expected to out-perform. Prior to the Proposed Transaction, Target Fund may dispose of X% of its portfolio.

                              PROPOSED TRANSACTION

For business reasons and pursuant to a plan of reorganization, it is proposed that Acquiring Fund and Target Fund will undertake the following transaction (collectively, the "Reorganization"):

         (i) Target Fund will transfer all of its assets to Acquiring Fund solely in exchange for shares of the Acquiring Fund and Acquiring Fund's assumption of all of Target Fund's liabilities.


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PLR-121492-09


         (ii) Target Fund will distribute pro rata to its shareholders all of Acquiring Fund shares received in step (i) above, in complete liquidation of Target Fund. No shareholder of Target Fund will receive property other than stock of Acquiring Fund.

         (iii)    Target Fund will be dissolved under applicable state law.

                                 REPRESENTATIONS

The following representations have been made in connection with the
Reorganization:

(a) The fair market value of the shares of Acquiring Fund that will be received by each Target Fund shareholder will be approximately equal to the fair market value of the shares of Target Fund that will be surrendered in exchange therefor. In the Reorganization, Acquiring Fund will issue no consideration to Target Fund shareholders other than Acquiring Fund shares (including fractional shares, if any) in exchange for their Target Fund shares.

(b) On the date of Reorganization, there will be no plan or intention by Acquiring Fund or any person related to Acquiring Fund (as defined in ss. 1.368-1(e)(4) of the Income Tax Regulations) to acquire or redeem any of Acquiring Fund shares issued in the Reorganization either directly or through any transaction, agreement, or other arrangement with any other person, other than redemptions that Acquiring Fund will make as an open-end investment company pursuant to ss. 22(e) of the 1940 Act.

(c) During the five-year period ending on the date of the Reorganization, neither Target Fund nor any person related to Target Fund (as defined in ss. 1.368-1(e)(4) without regard to ss. 1.368-1(e)(4)(i)(A)) will have (i) acquired Target Fund shares with consideration other than shares of Acquiring or Target Fund, except for shares redeemed in the ordinary course of Target Fund's business as an open-end investment company pursuant to ss. 22(e) of the 1940 Act, or (ii) made distributions with respect to Target Fund shares except for
(a) normal, regular, dividend distributions made pursuant to the historic dividend paying practice of Target Fund, and (b) distributions and dividends declared and paid in order to ensure Target Fund's continuing qualification as a RIC and to avoid the imposition of fund-level tax.

(d) Prior to or in the Reorganization, neither Acquiring Fund nor any person related to Acquiring Fund (as defined in ss. 1.368-1(e)(4)) will have acquired, directly or through any transaction, agreement or arrangement with any other person, Target Fund shares with consideration other than Acquiring Fund shares.

(e) Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Reorganization. For purposes of this representation, amounts used by


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PLR-121492-09


Target Fund to pay its reorganization expenses and all redemptions and distributions made by Target Fund immediately preceding the transfer (except for (i) redemptions of shares pursuant to ss. 22(e) of the 1940 Act and (ii) distributions and dividends declared and paid in order to ensure Target Fund's continuing qualification as a RIC and to avoid the imposition of fund-level tax) will be included as assets of Target Fund held immediately prior to the Reorganization.

(f) The liabilities of Target Fund that will be assumed by Acquiring Fund (within the meaning of ss. 357(d)) were incurred by Target Fund in the ordinary course of business and are associated with the assets transferred to Acquiring Fund.

(g) Acquiring Fund is in the same line of business that Target Fund was in preceding the Reorganization for purposes of ss. 1.368-1(d)(2). Following the Reorganization, Acquiring Fund will continue such line of business and has no plan or intention to change such line of business. Neither Acquiring Fund nor Target Fund entered into such line of business as part of the plan of reorganization. On the date of Reorganization, at least 33 1/3% of Target Fund's portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund. On the date of the Reorganization, Target Fund will not have altered its portfolio in connection with the Reorganization to meet the 33 1/3% threshold. On the date of Reorganization, Acquiring Fund will have no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization.

(h) To the best of the knowledge of Acquiring Fund's management, as of the record date for Target Fund shareholders entitled to vote on the Reorganization, there was no plan or intention by Target Fund shareholders to sell, exchange, or otherwise dispose of a number of Target Fund shares (or Acquiring Fund shares received in the Reorganization), in connection with the Reorganization, that would reduce Target Fund shareholders' ownership of Target Fund shares (or equivalent Acquiring Fund shares) to a number of shares that was less than 50% of the number of Target Fund's shares as of the record date.

(i) Target Fund will distribute all of the Acquiring Fund shares received by it in the Reorganization to its respective shareholders in complete liquidation in proportion to the number of Target Fund shares owned by each shareholder.

(j) Acquiring Fund, Target Fund, and the shareholders of Target Fund will pay their respective expenses, if any, incurred in connection with the Reorganization. If either Acquiring Fund or the investment advisor to Target Fund pays or assumes expenses of Target Fund, it will pay or assume only those expenses of Target Fund that are solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.



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PLR-121492-09


(k) At the time of the Reorganization, there will be no intercorporate indebtedness existing between Acquiring Fund and Target Fund that was issued, acquired, or settled at a discount.

(l) Acquiring Fund and Target Fund have elected to be taxed as RICs under ss. 851, and for all of their taxable periods (including the last short taxable period ending on the date of Reorganization for Target Fund), have qualified or intend to qualify for the special tax treatment afforded to RICs under the Code. After the Reorganization, Acquiring Fund intends to continue to so qualify.

(m) Acquiring Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the date of the Reorganization, directly or indirectly, any Target Fund shares.

(n) On the date of the Reorganization, Target Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of ss. 368(a)(3)(A).

(o) Acquiring Fund has no plan or intention to reacquire any of its stock issued in the transaction, except in the ordinary course of its business as an open-end investment company pursuant to ss. 22(e) of the 1940 Act.

                                     RULINGS

Based solely on the information submitted and the representations set forth above, we hold as follows:

(1) The Reorganization will qualify as a "reorganization" within the meaning of ss. 368(a)(1)(C). Acquired Fund and Target Fund are each "a party to a reorganization" within the meaning of ss. 368(b).

(2) No gain or loss will be recognized by Target Fund upon the transfer of all of its assets to Acquiring Fund in exchange for Acquiring Fund stock and the assumption by Acquiring Fund of Target Fund liabilities. See Sections 361(a) and 357(a).

(3) No gain or loss will be recognized by Target Fund on the distribution of Acquiring Fund stock to its shareholders. Section 361(c).

(4) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund stock. Section 1032(a).

(5) The basis of the assets of Target Fund in the hands of Acquiring Fund will be the same as the basis of those assets in the hands of Target Fund immediately prior to the transfer. Section 362(b).


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PLR-121492-09


(6) The holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.
Section 1223(2).

(7) No gain or loss will be recognized by Target Fund shareholders on the receipt of Acquiring Fund stock solely in exchange for their Target Fund stock.
Section 354(a).

(8) The basis of the shares of Acquiring Fund stock received by Target Fund shareholders will be the same as the basis of Target Fund stock surrendered in exchange therefore. Section 358(a)(1).

(9) The holding period of the Acquiring Fund stock received by Target Fund shareholders will include the period during which Target Fund shareholders held the Target Fund stock surrendered in exchange therefor, provided Target Fund stock was held as a capital asset on the date of the exchange. Section 1223(1).

(10) Pursuant to ss.ss. 381(a) and 1.381(a)-1, Acquiring Fund will succeed to and take into account the items of Target Fund described in ss. 381(c), subject to the provisions and limitations specified in ss.ss. 381, 382, 383, and 384, and the regulations thereunder. Pursuant to ss. 1.381(b)-1, the tax year of Target Fund will end on the effective date of the Reorganization.

                                     CAVEATS

The rulings contained in this letter are based on facts and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. The office has not verified any of the materials submitted in support of the request for rulings. Verification of the information, representations, and other data may be required as part of the audit process.

We express no opinion about the tax treatment of the transactions described above under other provisions of the Code or Income Tax Regulations, or the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions described above that are not specifically covered by the above rulings.

                              PROCEDURAL STATEMENTS

This ruling letter is directed only to the taxpayer requesting it. Section 6110(k)(3) provides that it may not be used or cited as precedent.

A copy of this letter must be attached to any income tax return to which it is relevant. Alternatively, any taxpayer filing its return electronically may satisfy this requirement by attaching a statement to the return that provides the date and control number of this letter ruling.


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PLR-121492-09


In accordance with the power of attorney on file in this office, a copy of this ruling letter will be sent to your authorized representative.


Sincerely,


Lisa A. Fuller
Senior Counsel, Branch 1
(Corporate)